Exhibit 99.1

LifeCare Holdings, Inc.

News Release
For Immediate Release	Contact: Chris A. Walker
March 30, 2012	469-241-2116

LifeCare Holdings, Inc. Announces 2011 Year-end Results

Plano, TEXAS – LifeCare Holdings, Inc. (the “Company”) today announced its operating results for the year ended December 31, 2011.

During 2011, the Company accomplished a number of strategic objectives, including the refinancing of its senior term loan and revolving credit facility as of February 1, 2011; the acquisition of seven long term acute care hospitals, which operate 335 beds, from HealthSouth Corporation (“HealthSouth”) on August 1, 2011; and the acquisition of selected assets of a long term acute care hospital operation in the Dallas, Texas, market from Vibra Specialty Hospital (“Vibra”) on December 1, 2011. Additionally, on September 11, 2011, the Company opened its first transitional care unit, which operates 40 beds, in one of its hospitals located in the Pittsburgh, Pennsylvania, market. These acquisitions and the opening of the transitional care unit represent a 35% increase in the licensed bed capacity of the Company.

Phillip B. Douglas, Chairman and CEO of the Company, commented, “The achievement of these strategic objectives during 2011 has further enhanced the Company’s position as one of the leading long term acute hospital providers nationally and has positioned the Company for continued growth over the next several quarters. We are excited about the Company’s future and will continue to explore opportunities to further increase the scope of our Company and the services we provide.”

Three Months Ended December 31, 2011

Net Revenues

Our net patient service revenue of $121.9 million for the three months ended December 31, 2011, increased by $34.8 million, or 39.9%, from the comparable period in 2010. Patient days increased by 22,711, or 40.2%, while admissions increased by 838, or 40.7%, for the three months ended December 31, 2011, as compared to the same period in 2010. On a same store basis, which excludes the hospitals acquired from HealthSouth and the new transitional care unit, patient days increased by 3,784, or 6.7%, and admissions increased by 122, or 5.9%, for the three months ended December 31, 2011, as compared to the same period in 2010.

The increase of $34.8 million in net patient service revenue was attributable to an increase of $25.6 million from the recently acquired hospitals and the new transitional care unit and an increase of $9.2 million on a same store basis. The net increase on a same store basis was comprised of a favorable variance of $5.9 million attributable to an increase in patient days, a net increase of $1.0 million attributable to favorable adjustments related to changes in estimates and settlements on cost reports filed with the Medicare program, and a favorable variance of $2.3 million as the result of the increase in net patient service revenue on a per patient day basis. During the three months ended December 31, 2011 and 2010, we recorded an increase in net patient service revenue of $0.4 million and a reduction in net patient service revenue of $0.6 million, respectively, related to changes in estimates and settlements on cost reports filed with the Medicare program.

Our net patient service revenue per patient day during the three months ended December 31, 2011 and 2010, was $1,538 and $1,541, respectively. However, exclusive of the cost report reimbursement adjustments and results of the new hospitals and the new transitional care unit, net patient service revenue per patient day for the three months ended December 31, 2011 and 2010, was $1,590 and $1,552, respectively.

Expenses

Total expenses increased by $45.6 million to $134.9 million for the three months ended December 31, 2011, as compared to the same period in 2010. A portion of this increase was attributable to the addition of the recently acquired hospitals and new transitional care unit. On a same store basis, total expenses increased $19.5 million for the three months ended December 31, 2011, as compared to the same period in 2010.

The same store increase of $19.5 million in expenses was primarily attributable to an increase of $9.9 million in net interest expense and a $5.3 million loss related to the exit cost and write off of disposed assets related to the relocation of one of our facilities. The remaining $4.3 million increase in expenses was principally attributable to an increase of $4.1 million in salary, wages and benefits during the 2011 period. This increase was the result of an increase of $0.8 million in employee healthcare cost during the period, the increase in patient days during the period and other annual inflationary increases. The $9.9 million increase in net interest expense was the result of the higher margin rate associated with the new senior secured credit agreement and interest on the additional borrowing related to the purchase of the new hospitals. The term loan facility at December 31, 2011 and 2010, was $313.2 million and $241.6 million, respectively, and had an average interest rate of 13.63% and 4.60% for the three months ended December 31, 2011 and 2010, respectively.

Net Earnings

We reported a net loss of $13.3 million for the three months ended December 31, 2011, as compared to a net loss of $1.9 million during the three months ended December 31, 2010. The difference between the 2011 and 2010 periods was primarily attributable to the result of higher net interest expense, exit cost and the write off of disposed assets as previously discussed.

Year Ended December 31, 2011

Net Revenues

Our net patient service revenue of $415.4 million for the year ended December 31, 2011, increased by $57.2 million, or 16.0%, from the comparable period in 2010. Patient days increased by 36,079, or 15.7%, while admissions increased by 1,262, or 15.5%, for the year ended December 31, 2011, as compared to the same period in 2010. On a same store basis, which excludes the hospitals acquired from HealthSouth and the new transitional care unit, patient days increased by 5,991, or 2.6%, and admissions increased by 160, or 2.0%, for the year ended December 31, 2011, as compared to the same period in 2010.

The increase of $57.2 million in net patient service revenue was attributable to an increase of $41.7 million from the recently acquired hospitals and the new transitional care unit and an increase of $15.5 million on a same store basis. The net increase on a same store basis was comprised of a favorable variance of $9.4 million attributable to an increase in patient days, a net increase of $3.4 million attributable to a decrease in adjustments related to changes in estimates and settlements on cost reports filed with the Medicare program, and a favorable variance of $2.7 million as the result of the increase in net patient service revenue on a per patient day basis. During the years ended December 31, 2011 and 2010, we recorded reductions in net patient service revenue of $0.9 million and $4.3 million, respectively, related to changes in estimates and settlements on cost reports filed with the Medicare program.

Our net patient service revenue per patient day during the years ended December 31, 2011 and 2010, was $1,561 and $1,558, respectively. However, exclusive of the cost report reimbursement adjustments and results of the new hospitals and the new transitional care unit, net patient service revenue per patient day for the years ended December 31, 2011 and 2010, was $1,587 and $1,576, respectively.

Expenses

Total expenses increased by $93.9 million to $449.9 million for the year ended December 31, 2011, as compared to the same period in 2010. A portion of this increase was attributable to the addition of the recently acquired hospitals and new transitional care unit. On a same store basis, total expenses increased $51.2 million for the year ended December 31, 2011, as compared to the same period in 2010.

The same store increase of $51.2 million in expenses was primarily attributable to an increase of $29.5 million in net interest expense, a $5.3 million loss related to the exit cost and write off of disposed assets related to the relocation of one of our facilities, a $2.8 million loss related to the write-off of deferred financing cost as a result of the refinancing of the senior secured credit facility during the period and $3.2 million of expenses associated with the acquisition of the new hospitals. The remaining $10.4 million increase in expenses was principally attributable to an increase of $10.9 million in salary, wages and benefits during the 2011 period. This increase was the result of an increase of $2.7 million in employee healthcare cost during the period, the increase in patient days during the period and other annual inflationary increases. The $29.5 million increase in net interest expense was the result of the higher margin rate associated with the new senior secured credit agreement and interest on the additional borrowing related to the purchase of the new hospitals. The term loan facility at December 31, 2011 and 2010, was $313.2 million and $241.6 million, respectively, and had an average interest rate of 13.05% and 4.65% for the years ended December 31, 2011 and 2010, respectively.

Net Earnings

For the year ended December 31, 2011, we reported a net loss of $34.8 million as compared to net income of $2.6 million for the year ended December 31, 2010. As discussed previously, this change of $37.4 million was principally the result of higher net interest expense and the fees and expenses incurred associated with the debt refinancing and acquisitions occurring during the 2011 period.

Liquidity and Capital Resources

At December 31, 2011, our outstanding indebtedness consisted of $119.3 million aggregate principal amount of senior subordinated notes due 2013, a $313.2 million senior secured term loan facility that was scheduled to mature in 2016, and our note payable to Vibra in an outstanding principal amount of $4.5 million, which was scheduled to mature in 2013. At December 31, 2011, the weighted average interest rate applicable to the $313.2 million under our term loan facility was 13.65%.

As a result of the impending maturities and increasingly more restrictive covenant requirements under our previous senior secured credit facility, we completed a refinancing of our previous senior secured credit facility with a new senior secured credit facility that consisted of an initial $257.5 million senior secured term loan (subject to paid-in-kind interest options as discussed below) and a new $30.0 million senior secured revolving credit facility on February 1, 2011 (the “Credit Agreement”). The proceeds of this new Credit Agreement along with cash on hand were utilized to pay off our previous senior secured credit facility, revolving credit facility and the fees and expenses associated with the new Credit Agreement.

The Credit Agreement also imposes certain financial covenants on us including: minimum cumulative consolidated EBITDA requirements that began with the first fiscal quarter of 2011 and continued through the end of the third fiscal quarter of 2011; a maximum ratio of 6.0x consolidated EBITDA to total senior secured indebtedness tested quarterly on a trailing 12 month basis, beginning on the last day of the fourth quarter of 2011; and a minimum ratio of 1.25x consolidated EBITDA to consolidated cash interest expense, tested quarterly on a trailing 12 month basis beginning on the last day of the fourth fiscal quarter of 2011. The maximum leverage ratio is scheduled to adjust to 5.75x beginning with the trailing four quarter period ending June 30, 2012. We are currently in compliance with the covenants under our senior secured credit facility for the quarterly period ended December 31, 2011.

The term loan and revolving credit facility under the Credit Agreement have scheduled maturity dates of February 1, 2016, and February 1, 2015, respectively. However, if our outstanding senior subordinated notes are not refinanced, purchased or defeased in full by May 15, 2013, then the term loan and the then outstanding balance under the revolving credit facility will be due in full on May 15, 2013.

Borrowings under the term loan facility of the Credit Agreement bear interest at a rate per annum equal to an applicable margin plus, at our option, either (a) an alternate base rate determined by reference to the highest of (1) the prime rate of JPMorgan Chase Bank, N.A., (2) the federal funds rate in effect on such date plus 1/2 of 1% and (3) the LIBOR rate for a one month interest period plus 1% or (b) a LIBOR rate determined by reference to the cost of funds for U.S. dollar deposits for the relevant interest period adjusted for certain additional costs. The applicable margin percentage is 12.25% for term loans that are alternate base rate loans and 13.25% for term loans based on the LIBOR rate. For the term loans, we may, in our discretion, elect for the relevant interest period (a) to pay the entire amount of interest in cash or (b) to pay 5.50% of such interest “in-kind” by adding such interest to the outstanding principal of the term loans as of the applicable interest payment date. The applicable margin percentage for revolving loans is 6.75% for alternate base loans and 7.75% for LIBOR loans.

We may not be able to continue to satisfy the covenant requirements in subsequent periods. In the event we are unable to comply with the covenants under the Credit Agreement, an event of default may occur. If we are unable to obtain waivers or amendments to cure such event of default, the lenders would be entitled to take various actions, including the acceleration of amounts due under the Credit Agreement, terminating our access to our revolving credit facility and all actions permitted to be taken by a secured creditor. Acceleration under the Credit Agreement would further create a cross-default under our senior subordinated notes indenture. Such acceleration would have a material adverse effect on our financial position, results of operations and cash flow.

We are continuing to pursue operational and strategic objectives that may result in profitability and lower total indebtedness in order to remain in compliance with the financial covenants under the Credit Agreement. These objectives include, among other items, increasing the occupancy levels of our hospitals, reducing administrative and operating expenses, and reducing days of net patient service revenue in accounts receivable. We also continue to seek opportunities to refinance our senior subordinated notes and explore various strategic transactions, such as an acquisition, as a means to reduce our leverage and strengthen our operating and financial conditions.

Forward-Looking Statements

This press release includes forward-looking statements regarding, among other items, operations, proposed regulations and their possible effect on the Company’s results. Such statements are subject to a number of uncertainties and risks that could significantly affect current plans. Furthermore, actual results may differ materially from those experienced or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, risks relating to operating in a regulated environment, implementing our business plan, maintaining relationships with physicians in our markets, availability of sufficient nurses and therapists, competition, retaining key management, ability to service our debt requirements, litigation matters and availability of insurance. Further information about factors that could affect the Company’s financial and other results is included in our Form 10-K as filed on March 30, 2012, which can be viewed on the SEC’s website. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. As a result, you should not place undue reliance on forward-looking statements, which reflect management’s views only as the date hereof. The Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements whether as a result of new information, future events or otherwise.

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LifeCare, based in Plano, Texas, operates 27 long-term acute care hospitals located in ten states. Long-term acute care hospitals specialize in the treatment of medically complex patients who typically require extended hospitalization. For more information on LifeCare, visit our website at www.lifecare-hospitals.com.

Schedule 1

Condensed Consolidated Statements of Operations

For the Three Months Ended December 31, 2010 and 2011

(In thousands)

(Unaudited)

			%
	2010	2011	Change
Net patient service revenue	$87,127	$121,898	39.9%

Expenses:
Salaries, wages and benefits	42,705	59,125	38.4%
Supplies	9,245	12,661	36.9%
Rent	6,388	10,343	61.9%
Other operating expense	19,782	25,608	29.5%
Provision for doubtful accounts	1,214	2,532	108.6%
Depreciation and amortization	2,184	2,474	13.3%
Exit cost	—	2,296	NM
Loss on disposal of assets	784	2,970	278.8%
Interest expense, net	6,965	16,866	142.2%

	89,267	134,875	51.1%

Operating loss	(2,140)	(12,977)	-506.4%
Equity in income (loss) of joint venture	73	(126)	-272.6%

Loss before income taxes	(2,067)	(13,103)	-533.9%
Provision for (benefit from) income taxes	(171)	182	206.4%

Net loss	$(1,896)	$(13,285)	-600.7%

Reconciliation to Credit Agreement EBITDA:
Operating loss—per above	$(2,140)	$(12,977)
Adjusted for:
Depreciation and amortization	2,184	2,474
Interest expense, net	6,965	16,866
(Income) loss attributable to unrestricted subsidiary	(1,054)	244
Dividend from unrestricted subsidiary	336	1,160
Non-cash charges	3	3
Severance	—	314
Hospital closure/relocation/start-up losses	681	353
New Orleans operations	11	—
Loss on disposal of assets outside our ordinary course of business	—	2,970
Non-recurring charges for permitted acquisitions	—	2,638
Other credit agreement add-back items	287	156

Credit Agreement EBITDA	7,273	14,201
Pro forma permitted acquisition EBITDA prior to acquisition date	—	959

Pro forma Credit Agreement EBITDA	$7,273	$15,160

Schedule 2

Condensed Consolidated Statements of Operations

For the Years Ended December 31, 2010 and 2011

(In thousands)

(Unaudited)

			%
	2010	2011	Change
Net patient service revenue	$358,252	$415,408	16.0%

Expenses:
Salaries, wages and benefits	168,166	199,066	18.4%
Supplies	36,506	42,016	15.1%
Rent	25,808	32,221	24.8%
Other operating expense	80,479	94,991	18.0%
Provision for doubtful accounts	6,397	6,899	7.8%
Depreciation and amortization	9,645	9,002	-6.7%
Exit cost	—	2,296	NM
Gain on early extinguishment of debt	—	2,772	NM
Loss on the disposal of assets	782	2,973	280.2%
Interest expense, net	28,243	57,711	104.3%

	356,026	449,947	26.4%

Operating income (loss)	2,226	(34,539)	-1651.6%
Equity in income of joint venture	726	435	-40.1%

Income (loss) before income taxes	2,952	(34,104)	-1255.3%
Provision for income taxes	321	732	128.0%

Net income (loss)	$2,631	$(34,836)	-1424.1%

Reconciliation to Credit Agreement EBITDA:
Operating income (loss)—per above	$2,226	$(34,539)
Adjusted for:
Depreciation and amortization	9,645	9,002
Interest expense, net	28,243	57,711
Loss attributable to unrestricted subsidiary	(7,431)	(2,322)
Dividend from unrestricted subsidiary	4,578	2,175
Loss on write off of deferred financing cost	—	2,772
Non-cash charges	207	12
Severance	269	571
Hospital closure/relocation/start-up losses	690	968
New Orleans operations	131	61
Loss on disposal of assets outside our ordinary course of business	—	2,970
Non-recurring charges for permitted acquisitions	—	5,566
Other credit agreement add-back items	1,253	511

Credit Agreement EBITDA	39,811	45,458
Pro forma permitted acquisition EBITDA prior the acquisition date	—	10,438

Pro forma Credit Agreement EBITDA	$39,811	$55,896

Schedule 3

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2010	2011
Assets
Current assets:
Cash and cash equivalents	$54,570	$11,569
Accounts receivable, net	67,275	91,364
Other current assets	5,975	10,244

Total current assets	127,820	113,177
Property and equipment, net	76,832	73,767
Goodwill and other identifiable intangibles, net	263,782	302,835
Other assets, net	8,763	22,706

	$477,197	$512,485

Liabilities and Stockholder’s Deficit
Current liabilities:
Payables and accruals	$47,570	$71,526
Estimated third-party payor settlements	4,318	9,287
Current installments of long-term debt	1,931	5,912
Current installments of obligations under capital leases	838	414
Current installment of lease financing obligation	480	519

Total current liabilities	55,137	87,658
Long-term debt, excluding current installments	393,981	431,073
Obligations under capital leases, excluding current installments	425	89
Lease financing obligation	19,558	19,038
Accrued insurance	4,032	4,102
Other noncurrent liabilities	15,544	16,841

Total liabilities	488,677	558,801
Stockholder’s deficit	(11,480)	(46,316)

	$477,197	$512,485

Schedule 4

Condensed Consolidated Statements of Cash Flows

For the years ended December 31, 2010 and 2011

(In thousands)

(Unaudited)

	2010	2011
Cash flows from operating activities:
Net income (loss)	$2,631	$(34,836)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization (including amortization of debt issuance cost)	11,984	16,836
Provision for doubtful accounts	6,397	6,899
Paid in kind interest	—	10,650
Loss on early extinguishment of debt	—	2,772
Loss on the disposal of assets	782	2,973
Equity in income of joint venture	(726)	(435)
Distributions from joint venture	—	1,160
Amortization of debt discount	—	51
Equity compensation	196	—
Changes in operating assets and liabilities:
Accounts receivable	(4,169)	(30,988)
Income taxes	—	381
Other current assets	2,751	(2,743)
Other assets	480	(2,967)
Estimated third party payor settlements	(5,639)	4,969
Accounts payable and accrued liabilities	(3,269)	21,427
Other noncurrent liabilities	4,600	1,367

Net cash provided by (used in) operating activities	16,018	(2,484)

Cash flows from investing activities:
Purchases of property and equipment	(3,958)	(3,983)
Payment for acquisitions	—	(38,836)

Net cash used in investing activities	(3,958)	(42,819)

Cash flows from financing activities:
Deferred financing cost	—	(22,291)
Borrowings on revolving credit facility	—	7,000
Payments on revolving credit facility	—	(42,000)
Proceeds from long-term debt	—	304,700
Payments of long-term debt	(2,550)	(243,780)
Payments on obligations under capital leases	(1,177)	(847)
Payments on lease financing obligation	(444)	(480)

Net cash provided by (used in) financing activities	(4,171)	2,302

Net increase (decrease) in cash and cash equivalents	7,889	(43,001)
Cash and cash equivalents, beginning of period	46,681	54,570

Cash and cash equivalents, end of period	$54,570	$11,569

Schedule 5

Selected Operating Statistics

	Three months	Three months
	ended December 31,	ended December 31,
	2010	2011
Number of hospitals within hospitals (end of period)	8	8
Number of freestanding hospitals (end of period)	12	19
Number of total hospitals (end of period)	20	27
Licensed long-term acute care beds (end of period)	1,057	1,390
Licensed transitional care unit beds (end of period)	—	40
Total licensed beds (end of period)	1,057	1,430
Average licensed beds (1)	1,057	1,431
Long-term acute care admissions	2,058	2,831
Transitional care unit admissions	—	65
Long-term acute care patient days	56,534	77,447
Transitional care unit patient days	—	1,798
Long-term acute care occupancy rate	58.1%	60.5%
Transitional care unit occupancy rate	—	48.9%
Percent net patient service revenue from Medicare	58.6%	62.1%
Percent net patient service revenue from commercial payors and Medicaid (2)	41.4%	37.9%
Net patient service revenue per patient day	$1,541	$1,538

	Year	Year
	ended December 31,	ended December 31,
	2010	2011
Number of hospitals within hospitals (end of period)	8	8
Number of freestanding hospitals (end of period)	12	19
Number of total hospitals (end of period)	20	27
Licensed long-term acute care beds (end of period)	1,057	1,390
Licensed transitional care unit beds (end of period)	—	40
Total licensed beds (end of period)	1,057	1,430
Average licensed beds (1)	1,058	1,210
Long-term acute care admissions	8,141	9,331
Transitional care unit admissions	—	72
Long-term acute care patient days	229,999	264,225
Transitional care unit patient days	—	1,853
Long-term acute care occupancy rate	59.6%	60.5%
Transitional care unit occupancy rate	—	39.9%
Percent net patient service revenue from Medicare	59.2%	60.5%
Percent net patient service revenue from commercial payors and Medicaid (2)	40.8%	39.5%
Net patient service revenue per patient day	$1,558	$1,561

(1)	The licensed beds are only calculated on the beds at locations that were open for operations during the applicable periods.
(2)	The percentage of net patient service revenue from Medicaid is less than three percent for each of the periods presented.